Filed pursuant to Rule 433
File No. 333-188300
May 16, 2013

Final Pricing Term Sheet

Thomson Reuters Corporation

Final Pricing Term Sheet – 0.875% Notes due 2016

Issuer:	Thomson Reuters Corporation

CUSIP/ISIN:	884903 BL8 / US884903BL82

Current Ratings:	Moody’s Investors Service, Inc.: Baa1(stable) Standard & Poor’s Rating Services: A-(negative) DBRS Limited: A(low)(stable) Fitch Ratings Ltd.: A-(stable)

Security Type:	SEC Registered

Principal Amount:	$500,000,000

Maturity Date:	May 23, 2016

Coupon:	0.875%

Public Offering Price:	99.732%

Yield to Maturity:	0.966%

Spread:	+60 basis points

Benchmark Treasury:	UST 0.250% due May 15, 2016

Treasury Yield/Price:	0.366% / 99-21

Trade Date:	May 16, 2013

Settlement Date:	May 23, 2013 (T+5)

Interest Payment Dates:	May 23 & November 23, commencing November 23, 2013

Optional Redemption:
Until their maturity, the three-year notes will be redeemable in whole or in part at any time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 10 basis points for the three-year notes, in each case together with accrued interest thereon to the redemption date.  Interest will be calculated on the basis of a 360-day year consisting of 12 30-day months.

Joint Bookrunning Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Senior Co-Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Standard Chartered Bank TD Securities (USA) LLC Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet.  Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:  Deutsche Bank Securities Inc. at 800-503-4611 or prospectus.cpdg@db.com; HSBC Securities (USA) Inc. at 866-811-8049; Morgan Stanley & Co. LLC at 1-866-718-1649 or prospectus@morganstanley.com or RBS Securities Inc. toll free at 1-866-884-2071.

Thomson Reuters Corporation

Final Pricing Term Sheet – 4.50% Notes due 2043

Issuer:	Thomson Reuters Corporation

CUSIP/ISIN:	884903 BM6 / US884903BM65

Current Ratings:	Moody’s Investors Service, Inc.: Baa1(stable) Standard & Poor’s Rating Services: A-(negative) DBRS Limited: A(low)(stable) Fitch Ratings Ltd.: A-(stable)

Security Type:	SEC Registered

Principal Amount:	$350,000,000

Maturity Date:	May 23, 2043

Coupon:	4.50%

Public Offering Price:	98.094%

Yield to Maturity:	4.618%

Spread:	+155 basis points

Benchmark Treasury:	UST 3.125% due February 15, 2043

Treasury Yield/Price:	3.068% / 101-03+

Trade Date:	May 16, 2013

Settlement Date:	May 23, 2013 (T+5)

Interest Payment Dates:	May 23 & November 23, commencing November 23, 2013

Optional Redemption:
Prior to November 23, 2042 (six months prior to their maturity date), the thirty-year notes will be redeemable in whole or in part at any time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of such series and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 25 basis points in the case of the thirty-year notes, in each case together with accrued interest thereon to the redemption date.  Interest will be calculated on the basis of a 360-day year consisting of 12 30-day months.

In addition, on or after November 23, 2042 (six months prior to the maturity date), the thirty-year notes will be redeemable in whole or in part, at the Company’s option, at a Redemption Price equal to 100% of the principal amount of such Notes, together with the accrued interest thereon to the redemption date.

Joint Bookrunning Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Senior Co-Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Standard Chartered Bank TD Securities (USA) LLC Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet.  Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:  Deutsche Bank Securities Inc. at 800-503-4611 or prospectus.cpdg@db.com; HSBC Securities (USA) Inc. at 866-811-8049; Morgan Stanley & Co. LLC at 1-866-718-1649 or prospectus@morganstanley.com or RBS Securities Inc. toll free at 1-866-884-2071.